Exhibit 99.1

Contacts: Stuart C. Haselden Chief Financial Officer (212) 209-8461 Allison Malkin/Joe Teklits ICR, Inc. (203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FIRST QUARTER FISCAL 2013 RESULTS

NEW YORK, June 6, 2013 — J.Crew Group, Inc. today announced financial results for the three months ended May 4, 2013.

First Quarter Highlights:

•

Revenues increased 12% to $564.1 million, with comparable company sales increasing 5%. When realigning the weeks of the first quarter last year to be consistent with the current year retail calendar, comparable company sales increased 3% on top of an increase of 16% in the first quarter last year. Store sales increased 7% to $380.2 million on top of an increase of 26% in the first quarter last year. Direct sales increased 23% to $176.2 million on top of an increase of 19% in the first quarter last year.

•	Gross margin decreased to 44.7% from 47.6% in the first quarter last year.

•	Selling, general and administrative expenses were $178.4 million, or 31.6% of revenues, compared to $164.2 million, or 32.6% of revenues, in the first quarter last year.

•	Operating income was $73.6 million, or 13.1% of revenues, compared to $75.7 million, or 15.0% of revenues, in the first quarter last year.

•	Net income was $29.3 million compared to $30.7 million in the first quarter last year.

•

Adjusted EBITDA was $101.0 million compared to $101.6 million in the first quarter last year. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet Highlights:

•

Cash and cash equivalents decreased to $91.9 million from $216.1 million at the end of the first quarter last year, primarily due to a one-time special dividend of $197.5 million that was paid in the fourth quarter last year.

•

Total debt was $1,576 million, consisting of the senior secured term loan of $1,176 million, maturing in 2018, and the senior unsecured notes of $400 million, maturing in 2019; compared to $1,591 million at the end of the first quarter last year.

•	Inventories were $308.3 million compared to $250.6 million at the end of the first quarter last year. Inventories and inventories per square foot increased 23% and 13%, respectively.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. A key measure used in our evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) direct net sales, and (iii) shipping and handling fees.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, June 6, 2013, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until June 13, 2013 and can be accessed by dialing (877) 870-5176 and entering conference ID number 415278.

About J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of June 6, 2013, the Company operates 307 retail stores (including 245 J.Crew retail stores, eight crewcuts stores and 54 Madewell stores), jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 107 factory stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, material disruption to our information systems, our ability to implement our real estate strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages)

(unaudited)

	First Quarter Fiscal 2013	First Quarter Fiscal 2012

Net sales:
Stores	$380,193	$354,008
Direct	176,161	143,437

Other	7,758	6,078

Total revenues	564,112	503,523

Cost of goods sold, including buying and occupancy costs	312,097	263,671

Gross profit	252,015	239,852
As a percent of revenues	44.7%	47.6%

Selling, general and administrative expenses	178,397	164,181
As a percent of revenues	31.6%	32.6%

Operating income	73,618	75,671
As a percent of revenues	13.1%	15.0%

Interest expense, net	25,681	25,412

Income before income taxes	47,937	50,259

Provision for income taxes	18,617	19,562

Net income	$29,320	$30,697

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	May 4, 2013	February 2, 2013	April 28, 2012

Assets
Current assets:
Cash and cash equivalents	$91,881	$68,399	$216,103
Inventories	308,327	265,628	250,596
Prepaid expenses and other current assets	61,158	65,791	56,867
Prepaid income taxes	—	11,620	—

Total current assets	461,366	411,438	523,566

Property and equipment, net	333,550	324,111	285,192

Favorable lease commitments, net	32,748	35,104	45,589

Deferred financing costs, net	49,366	51,851	56,328

Intangible assets, net	973,150	975,517	982,871

Goodwill	1,686,915	1,686,915	1,686,915

Other assets	3,189	1,778	2,492

Total assets	$3,540,284	$3,486,714	$3,582,953

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$172,488	$141,119	$129,865
Other current liabilities	142,813	153,743	121,718
Interest payable	10,447	18,812	12,778
Income taxes payable	9,075	—	12,491
Current portion of long-term debt	12,000	12,000	15,000

Total current liabilities	346,823	325,674	291,852

Long-term debt	1,564,000	1,567,000	1,576,000

Unfavorable lease commitments and deferred credits	74,729	71,146	58,600

Deferred income taxes, net	393,489	392,984	410,517

Other liabilities	39,390	38,419	37,157

Stockholders’ equity	1,121,853	1,091,491	1,208,827

Total liabilities and stockholders’ equity	$3,540,284	$3,486,714	$3,582,953

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income reflected on the Company’s condensed consolidated statements of operations for the first quarter to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	First Quarter Fiscal 2013	First Quarter Fiscal 2012

Net income	$29.3	$30.7
Provision for income taxes	18.6	19.6
Interest expense, net	25.7	25.4
Depreciation and amortization	21.8	19.2

EBITDA	95.4	94.9

Share-based compensation	1.2	1.1
Amortization of lease commitments	1.8	3.6
Sponsor monitoring fees	2.6	2.0

Adjusted EBITDA	101.0	101.6

Taxes paid	(0.7)	(3.1)
Interest paid	(28.6)	(36.9)
Changes in working capital	(16.0)	(27.0)

Cash flows from operating activities	55.7	34.6
Cash flows from investing activities	(28.9)	(37.3)
Cash flows from financing activities	(3.2)	(3.0)

Effect of changes in foreign exchange rates on cash and cash equivalents	(0.1)	—

Increase (decrease) in cash	23.5	(5.7)
Cash and cash equivalents, beginning	68.4	221.8

Cash and cash equivalents, ending	$91.9	$216.1

We present Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of our business, (ii) evaluate our liquidity, and (iii) determine levels of incentive compensation. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage

	Fiscal 2013
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(1)	Number of stores closed during the quarter(1)	Total stores open at end of the quarter
1st Quarter(2)	401	8	—	409
2nd Quarter(3)	409	12	—	421
3rd Quarter(3)	421	17	(1)	437
4th Quarter(3)	437	9	(1)	445

	Fiscal 2013
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter(2)	2,330,687	40,113	—	2,370,800
2nd Quarter(3)	2,370,800	60,852	(2,019)	2,429,633
3rd Quarter(3)	2,429,633	93,090	(5,012)	2,517,711
4th Quarter(3)	2,517,711	46,366	(7,777)	2,556,300

(1)	Actual and projected number of stores opened or closed during fiscal 2013 by channel are as follows:

Q1 – Three retail, one factory, and four Madewell stores.

Q2 – Three international retail, four factory, one international factory, and four Madewell stores.

Q3 – Six retail, two international retail, three factory, and six Madewell stores. Close one retail store.

Q4 – Two retail, four factory, and three Madewell stores. Close one retail store.

(2)	Reflects actual activity.
(3)	Reflects projected activity.